Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE THIRD QUARTER OF 2014;
PROVIDES OPERATIONS UPDATE

•	Quarterly GAAP net income of $208.9 million, or $3.05 per diluted share; adjusted quarterly net income of $98.6 million, or $1.44 per diluted share.

•	Quarterly adjusted EBITDAX of $406.2 million; quarterly GAAP cash provided by operating activities of $360.0 million.

•	Continued strong performance from enhanced completions in operated Eagle Ford program.

•	Acreage added in Bakken/Three Forks and Powder River Basin programs.

DENVER, CO October 28, 2014 - SM Energy Company (NYSE: SM) announces its financial results for the third quarter of 2014 and provides an operations update. In addition, a new presentation concerning the Company's third quarter earnings and operations update will be posted on the Company's website at www.sm-energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on October 29, 2014. Information for the call can be found below.

THIRD QUARTER 2014 RESULTS

SM Energy reported net income for the third quarter of 2014 of $208.9 million, or $3.05 per diluted share. This compares to net income of $70.7 million, or $1.04 per diluted share, for the same period of 2013.

Adjusted net income for the third quarter of 2014 was $98.6 million, or $1.44 per diluted share, compared to adjusted net income of $107.6 million, or $1.58 per diluted share, for the same period of 2013. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and are generally items whose timing and/or amount cannot be reasonably estimated.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("adjusted EBITDAX") was $406.2 million for the third quarter of 2014, compared to adjusted EBITDAX of $410.4 million for the same period of 2013.

Adjusted net income and adjusted EBITDAX are non-GAAP financial measures. Please refer to the respective reconciliations in the Financial Highlights section at the end of this release for additional information about these measures.

Total operating revenues for the third quarter of 2014 were $618.8 million, compared to $613.1 million for the same period of 2013. The table below provides the average realized prices received by product, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for the Three Months Ended September 30, 2014
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$86.56	$86.44
Gas ($/Mcf)	$4.49	$4.44
Natural gas liquids ($/Bbl)	$34.86	$35.47
Equivalent ($/BOE)	$47.06	$47.04

The table below presents key performance measures and metrics, as well as previously provided guidance for the third quarter of 2014:

Production	Reported	3Q14 Guidance

Average daily production (MBOE/d)	142.5	143 - 150
Total production (MMBOE)	13.11	13.1 - 13.8

Costs
LOE ($/BOE)	$5.07	$4.60 - $4.85
Transportation ($/BOE)	$6.22	$5.90 - $6.20
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.9%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.41	$2.30 - $2.50
G&A - Cash NPP ($/BOE)	$0.19	$0.15 - $0.30
G&A - Non-cash ($/BOE)	$0.58	$0.45 - $0.65
Total G&A ($/BOE)	$3.18	$2.90 - $3.45

DD&A ($/BOE)	$13.97	$14.00 - $14.75

Reported average daily production decreased sequentially from the prior quarter by 3% due to an unusually large number of well shut-ins for offset completion work in the operated Eagle Ford. In the third quarter of 2014, SM Energy's reported production mix was 31% oil/condensate, 24% NGLs, and 45% natural gas. The Company reported record quarterly oil/condensate production of 4.0 million barrels of oil in the third quarter of 2014.

Lower production volumes in the third quarter of 2014 led to higher costs on a per unit basis. Higher than anticipated workover activity in the Company's Bakken/Three Forks program also contributed to LOE per BOE being above the Company's guidance for the quarter.

OPERATIONS UPDATE

Eagle Ford Shale
During the third quarter, SM Energy made 24 flowing completions in its operated Eagle Ford shale program. The Company's operated net production in the Eagle Ford shale averaged 76.2 MBOE per day in the third quarter of 2014, an 8% sequential decrease from the prior quarter and a 12% increase over the third quarter of 2013. The sequential decrease in production from the second quarter of 2014 was caused by required shut-ins of producing wells during offset well completions. Daily operated production has increased significantly since the end of the quarter.

The Company's wells that utilize longer laterals and higher sand loadings continue to demonstrate strong performance. Additional details regarding this program are included in the Company's presentation and will be discussed on the Company's earnings call.

In the non-operated portion of the Company's Eagle Ford shale program, net production for the third quarter of 2014 averaged 26.2 MBOE per day, a 10% sequential increase over the second quarter of 2014 production of 23.8 MBOE per day and a 32% increase over the third quarter of 2013. The operator made approximately 92 flowing completions during the third quarter.

Bakken / Three Forks
In the third quarter of 2014, SM Energy's average daily production for its Bakken/Three Forks program was 17.5 MBOE per day. Average daily production for the quarter increased by 6% over the prior quarter and increased 17% from the third quarter of 2013. During the third quarter, the Company made 9 gross flowing completions in its operated Bakken/Three Forks program. The Company is currently operating three rigs in the basin and expects to add a fourth rig by year end 2014.

In mid-October, SM Energy acquired approximately 12,500 net acres and approximately 720 BOE/d from Bakken Hunter, LLC for $84.8 million in the Company's Gooseneck prospect in North Dakota. Post closing, the Company's total Gooseneck acreage is approximately 110,000 net acres. A majority of the interests acquired from Bakken Hunter, LLC are in properties in which the Company previously had an operated ownership interest.

Powder River Basin
During the third quarter of 2014, the Company completed the Dynamite St 3975-16-21-1FH (~7,500 foot effectively stimulated lateral length), which had a peak 30-day initial production rate of 890 BOE per day (2-stream, 54% oil, 1,600 BTU gas).  This well is located in the center of the Company's acreage position and continues the successful delineation of the Frontier interval on its acreage.

At the end of the third quarter, the Company closed on two transactions to acquire acreage in the Powder River Basin bringing the Company's total acreage in the basin to approximately 171,000 net acres. The Company is currently operating three rigs in the basin and expects to add a fourth rig by year end 2014.

Permian Basin
During the third quarter of 2014, the Company made 4 flowing completions in its Sweetie Peck property. The Company is currently flowing back a Wolfcamp D well on its Buffalo prospect in the Northern Midland Basin and plans to drill and complete a Lower Spraberry well on its Buffalo prospect in the fourth quarter of 2014.

FINANCIAL POSITION AND LIQUIDITY

As of September 30, 2014, the Company's debt to twelve month trailing adjusted EBITDAX was 1.2 times. The Company had outstanding borrowings of approximately $2.0 billion, which were comprised of $1.6 billion in long-term notes and the remainder was drawn on the Company's senior secured revolving credit facility. On October 6, 2014, the Company's borrowing base under its senior secured revolving credit facility was increased to $2.4 billion from $2.2 billion following its lenders’ regularly scheduled semi-annual redetermination.

PRODUCTION AND PERFORMANCE GUIDANCE

The Company is providing updated production and performance guidance for the fourth quarter and full year 2014 in the table below:

Guidance for 2014
	4Q14	FY2014
Production (MMBOE)	13.9 - 14.7	52.9 - 53.6
Average daily production (MBOE/d)	152 - 159	145 - 147

LOE ($/BOE)	$4.95 - $5.20	$4.85 - $4.90
Transportation ($/BOE)	$6.05 - $6.35	$6.20 - $6.30
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0% - 5.5%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.25 - $2.45	$2.26 - $2.31
G&A - Cash NPP ($/BOE)	$0.15 - $0.30	$0.18 - $0.22
G&A - Non-cash ($/BOE)	$0.35 - $0.55	$0.44 - $0.50
Total G&A ($/BOE)	$2.75 - $3.30	$2.88 - $3.03

DD&A ($/BOE)	$14.00 - $14.75	$14.05 - $14.25

Effective income tax rate range		37.0% - 37.5%
% of income tax that is current		<3%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters on October 29, 2014, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). Conference dial-in information is included below. A telephonic replay of the call will be available approximately two hours after the call through November 12, 2014.

Call Type	Phone Number	Conference ID
Domestic Participant	877-303-1292	18488188
Domestic Replay	855-859-2056	18488188
International Participant	315-625-3086	18488188
International Replay	404-537-3406	18488188

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through November 12, 2014.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2013 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commision. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2014

Production Data	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2014	2013	Percent Change	2014	2013	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$86.56	$96.44	(10)%	$89.08	$92.93	(4)%
Gas (per Mcf)	4.49	3.81	18%	4.86	3.91	24%
NGL (per Bbl)	34.86	34.01	2%	36.34	34.77	5%
Equivalent (per BOE)	$47.06	$47.13	—%	$48.63	$45.74	6%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$86.44	$92.78	(7)%	$86.71	$91.33	(5)%
Gas (per Mcf)	4.44	4.10	8%	4.60	4.09	12%
NGL (per Bbl)	35.47	34.50	3%	35.60	35.93	(1)%
Equivalent (per BOE)	$47.04	$46.99	—%	$47.02	$46.05	2%

Production:
Oil (MMBbls)	4.00	3.83	5%	11.55	10.19	13%
Gas (Bcf)	35.55	38.46	(8)%	109.05	109.85	(1)%
NGL (MMBbls)	3.19	2.53	26%	9.24	6.61	40%
MMBOE	13.11	12.77	3%	38.97	35.11	11%

Average daily production:
Oil (MBbls per day)	43.5	41.6	5%	42.3	37.3	13%
Gas (MMcf per day)	386.5	418.1	(8)%	399.5	402.4	(1)%
NGL (MBbls per day)	34.6	27.5	26%	33.8	24.2	40%
MBOE	142.5	138.8	3%	142.7	128.6	11%

Per BOE Data:
Realized price before the effects of derivative cash settlements	$47.06	$47.13	—%	$48.63	$45.74	6%
Lease operating expense	5.07	4.77	6%	4.78	4.89	(2)%
Transportation costs	6.22	5.38	16%	6.25	5.22	20%
Production taxes	2.32	2.29	1%	2.30	2.26	2%
General and administrative	3.18	2.66	20%	2.95	2.89	2%
Operating profit, before the effects of derivative cash settlements	$30.27	$32.03	(5)%	$32.35	$30.48	6%
Derivative cash settlements	(0.02)	(0.14)	(86)%	(1.61)	0.31	(619)%
Operating profit, including the effects of derivative cash settlements	$30.25	$31.89	(5)%	$30.74	$30.79	—%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$13.97	$15.33	(9)%	$14.07	$17.67	(20)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2014

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Operating revenues:
Oil, gas, and NGL production revenue	$617,207	$601,787	$1,894,977	$1,605,882
Other operating revenues	1,579	11,320	31,509	50,765
Total operating revenues	618,786	613,107	1,926,486	1,656,647

Operating expenses:
Oil, gas, and NGL production expense	178,390	158,921	519,697	434,291
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	183,259	195,792	548,255	620,232
Exploration	34,556	16,280	80,161	52,335
Impairment of proved properties	—	5,935	—	61,706
Abandonment and impairment of unproved properties	15,522	3,818	18,487	8,459
General and administrative	41,696	33,920	114,862	101,574
Change in Net Profits Plan liability	(6,399)	940	(15,280)	(6,423)
Derivative (gain) loss	(190,661)	39,933	33,470	(14,685)
Other operating expenses	5,444	20,084	19,505	71,192
Total operating expenses	261,807	475,623	1,319,157	1,328,681

Income from operations	356,979	137,484	607,329	327,966

Non-operating income (expense):
Interest expense	(22,621)	(24,488)	(70,851)	(65,170)
Other, net	(672)	28	(2,493)	64

Income before income taxes	333,686	113,024	533,985	262,860
Income tax expense	(124,748)	(42,334)	(199,660)	(98,921)

Net income	$208,938	$70,690	$334,325	$163,939

Basic weighted-average common shares outstanding	67,379	66,943	67,169	66,486

Diluted weighted-average common shares outstanding	68,430	68,253	68,258	67,969

Basic net income per common share	$3.10	$1.06	$4.98	$2.47

Diluted net income per common share	$3.05	$1.04	$4.90	$2.41

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2014

Condensed Consolidated Balance Sheets
(in thousands, except share amounts)	September 30,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$269	$282,248
Accounts receivable	304,175	318,371
Derivative asset	41,295	21,559
Deferred income taxes	9,084	10,749
Prepaid expenses and other	16,782	14,574
Total current assets	371,605	647,501

Property and equipment (successful efforts method):
Proved oil and gas properties	6,789,927	5,637,462
Less - accumulated depletion, depreciation, and amortization	(3,045,006)	(2,583,698)
Unproved oil and gas properties	536,100	271,100
Wells in progress	637,584	279,654
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $22,482 and $7,390, respectively	19,883	19,072
Other property and equipment, net of accumulated depreciation of $35,627 and $28,775, respectively	276,953	236,202
Total property and equipment, net	5,215,441	3,859,792

Noncurrent assets:
Derivative asset	22,510	30,951
Restricted cash	—	96,713
Other noncurrent assets	51,190	70,208
Total other noncurrent assets	73,700	197,872
Total Assets	$5,660,746	$4,705,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$664,925	$606,751
Derivative liability	4,649	26,380
Other current liabilities	—	6,000
Total current liabilities	669,574	639,131

Noncurrent liabilities:
Revolving credit facility	390,000	—
Senior Notes	1,600,000	1,600,000
Asset retirement obligation	123,905	115,659
Asset retirement obligation associated with oil and gas properties held for sale	452	3,033
Net Profits Plan liability	41,705	56,985
Deferred income taxes	846,698	650,125
Derivative liability	8,243	4,640
Other noncurrent liabilities	28,329	28,771
Total noncurrent liabilities	3,039,332	2,459,213

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 67,393,867 and 67,078,853 shares outstanding, respectively; net of treasury shares: 67,393,867 and 67,056,441, respectively	674	671
Additional paid-in capital	273,783	257,720
Treasury stock, at cost: zero and 22,412 shares, respectively	—	(823)
Retained earnings	1,682,273	1,354,669
Accumulated other comprehensive loss	(4,890)	(5,416)
Total stockholders’ equity	1,951,840	1,606,821
Total Liabilities and Stockholders’ Equity	$5,660,746	$4,705,165

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2014

Condensed Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$208,938	$70,690	$334,325	$163,939
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	183,259	195,792	548,255	620,232
Exploratory dry hole expense	16,385	(8)	22,844	5,878
Impairment of proved properties	—	5,935	—	61,706
Abandonment and impairment of unproved properties	15,522	3,818	18,487	8,459
Stock-based compensation expense	10,227	7,427	24,568	25,495
Change in Net Profits Plan liability	(6,399)	940	(15,280)	(6,423)
Derivative (gain) loss	(190,661)	39,933	33,470	(14,685)
Derivative cash settlement gain (loss)	(274)	(1,288)	(62,894)	12,715
Amortization of deferred financing costs	1,479	1,474	4,433	3,914
Deferred income taxes	124,269	42,380	198,180	98,619
Plugging and abandonment	(2,974)	(3,707)	(6,193)	(7,453)
Other, net	7,325	3,376	(2,986)	3,439
Changes in current assets and liabilities:
Accounts receivable	9,034	14,075	6,476	(45,209)
Prepaid expenses and other	(1,068)	(2,429)	234	(2,461)
Accounts payable and accrued expenses	(15,093)	26,106	(28,797)	72,704
Net cash provided by operating activities	359,969	404,514	1,075,122	1,000,869

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	(4,953)	155	41,868	20,498
Capital expenditures	(539,282)	(387,363)	(1,317,862)	(1,121,355)
Acquisition of proved and unproved oil and gas properties	(360,658)	(2,806)	(459,277)	(62,007)
Other, net	1,543	1,431	(714)	(3,509)
Net cash used in investing activities	(903,350)	(388,583)	(1,735,985)	(1,166,373)

Cash flows from financing activities:
Proceeds from credit facility	536,500	460,000	536,500	976,500
Repayment of credit facility	(146,500)	(460,000)	(146,500)	(1,288,500)
Deferred financing costs related to credit facility	—	—	—	(3,444)
Net proceeds from 2024 Notes	—	(546)	—	490,274
Proceeds from sale of common stock	408	798	2,898	4,450
Dividends paid	—	—	(3,353)	(3,314)
Net share settlement from issuance of stock awards	(10,576)	(16,203)	(10,576)	(16,203)
Other, net	24	20	(85)	(9)
Net cash provided by (used in) financing activities	379,856	(15,931)	378,884	159,754

Net change in cash and cash equivalents	(163,525)	—	(281,979)	(5,750)
Cash and cash equivalents at beginning of period	163,794	176	282,248	5,926
Cash and cash equivalents at end of period	$269	$176	$269	$176

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2014

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013

Reported net income (GAAP)	$208,938	$70,690	$334,325	$163,939

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(4,019)	588	(9,596)	(4,008)
Derivative (gain) loss	(119,735)	24,958	21,019	(9,163)
Derivative cash settlement gain (loss)	(172)	(805)	(39,497)	7,934
(Gain) loss on divestiture activity (2)	3,411	3,885	(33)	318
Impairment of proved properties	—	3,709	—	38,505
Abandonment and impairment of unproved properties	9,748	2,386	11,610	5,278
Other (3)	467	2,203	(5,092)	12,307

Adjusted net income (Non-GAAP) (4)	$98,638	$107,614	$312,736	$215,110

Diluted weighted-average common shares outstanding:	68,430	68,253	68,258	67,969

Adjusted net income per diluted common share:	$1.44	$1.58	$4.58	$3.16

(1) For the three and nine-month periods ended September 30, 2014, adjustments are shown net of tax and are calculated using a tax rate of 37.2%, which approximates the Company's statutory tax rate for that period, as adjusted for ordinary permanent differences. For the three and nine-month periods ended September 30, 2013, adjustments are shown net of tax using the Company's effective rate as calculated by dividing income tax expense by income before income taxes on the condensed consolidated statement of operations.

(2) (Gain) loss on divestiture activity is included as a portion of other operating revenues on the Company's condensed consolidated statements of operations.
(3) For the three and nine-month periods ended September 30, 2014, adjustments include items related to settlements from the previously disclosed litigation against Endeavour Operating Corporation. These items are included as a portion of other operating revenues and non-operating expense, other, net, on the Company's condensed consolidated statement of operations. For the three and nine-month periods ended September 30, 2013, adjustments include items related to an agreed clarification concerning royalty payment provisions of various leases on certain South Texas & Gulf Coast acreage. These items are included as a portion of other operating expenses on the Company's condensed consolidated statement of operations.

(4) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and generally are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, derivative (gain) loss, derivative cash settlement gain (loss), impairment of properties, and (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2014
Adjusted EBITDAX (3)
(in thousands)

Reconciliation of net income (GAAP) to adjusted EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (GAAP)	$208,938	$70,690	$334,325	$163,939
Interest expense	22,621	24,488	70,851	65,170
Other non-operating (income) expense, net	672	(28)	2,493	(64)
Income tax expense	124,748	42,334	199,660	98,921
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	183,259	195,792	548,255	620,232
Exploration (1)	32,155	14,176	74,696	45,783
Impairment of proved properties	—	5,935	—	61,706
Abandonment and impairment of unproved properties	15,522	3,818	18,487	8,459
Stock-based compensation expense	10,227	7,427	24,568	25,495
Derivative (gain) loss	(190,661)	39,933	33,470	(14,685)
Derivative cash settlement gain (loss)	(274)	(1,288)	(62,894)	12,715
Change in Net Profits Plan liability	(6,399)	940	(15,280)	(6,423)
(Gain) loss on divestiture activity (2)	5,432	6,216	(52)	510
Adjusted EBITDAX (Non-GAAP)	406,240	410,433	1,228,579	1,081,758
Interest expense	(22,621)	(24,488)	(70,851)	(65,170)
Other non-operating income (expense), net	(672)	28	(2,493)	64
Income tax expense	(124,748)	(42,334)	(199,660)	(98,921)
Exploration (1)	(32,155)	(14,176)	(74,696)	(45,783)
Exploratory dry hole expense	16,385	(8)	22,844	5,878
Amortization of deferred financing costs	1,479	1,474	4,433	3,914
Deferred income taxes	124,269	42,380	198,180	98,619
Plugging and abandonment	(2,974)	(3,707)	(6,193)	(7,453)
Changes in current assets and liabilities	(7,127)	37,752	(22,087)	25,034
Other, net	1,893	(2,840)	(2,934)	2,929
Net cash provided by operating activities (GAAP)	$359,969	$404,514	$1,075,122	$1,000,869

(1) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying condensed consolidated statements of operations because of the component of stock-based compensation expense recorded to exploration.

(2) (Gain) loss on divestiture activity is included as a portion of other operating revenues on the Company's condensed consolidated statements of operations.
(3) Adjusted EBITDAX represents income before interest expense, other non-operating (income) expense, income taxes, depreciation, depletion, amortization, and accretion, exploration expense, property impairments, non-cash stock compensation expense, derivative gains and losses net of cash settlements, change in the Net Profits Plan liability, and gains and losses on divestitures. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to a financial covenant under its credit facility based on its debt to adjusted EBITDAX ratio. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.